EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION
                          ----------------------------

                               INFONOW CORPORATION

FIRST. The name of the Corporation is:

INFONOW CORPORATION

SECOND. The Address of the registered office of the Corporation in the State of Delaware is 15 E. North St., Dover, Kent County, DE 19903-0899, and the name of its registered agent at that address is Incorporating Services, Ltd.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.


FOURTH. The total number of shares of stock which the Corporation is authorized to issue is Forty-One Million Seven Hundred Twelve Thousand Three Hundred Thirty-Five (41,712,335) shares of which Forty Million (40,000,000) shares of the par value of $.001 each are Common Stock and One Million Seven Hundred Twelve Thousand Three Hundred Thirty-Five (1,712,335) shares of the par value of $.001 each are Preferred Stock.


     Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is authorized to fix or alter the rights, powers, preferences and privileges, and the qualifications, limitations or restrictions thereof, of any series of preferred stock, including but not limited to dividend rights, dividend rate, conversion rights, voting rights, and liquidation preferences; and to fix the number of shares constituting any such series and the designation thereof; and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding).

FIFTH. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the Bylaws of the Corporation.

SIXTH. The names and mailing addresses of the persons who are to serve as directors of the Corporation until the first annual meeting of stockholders or until their successors are elected and qualify are:


      NAME                                     ADDRESS
      ----                                     -------

Sat Tara S. Khalsa                  4725 Walnut, Boulder, CO 80301
Douglas D. Borne                    4725 Walnut, Boulder, CO 80301
Geoffrey S. Goedde                  4725 Walnut, Boulder, CO 80301
William K. Mackey                   4725 Walnut, Boulder, CO 80301
Ralph B. Wagner                     4725 Walnut, Boulder, CO 80301


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SEVENTH. To the fullest extent permitted by the Delaware General Corporation
Law, as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

SEVENTH The corporation expressly elects not to be governed by Section 203 of the Delaware General Corporation Law.

EIGHTH. The name and mailing address of the incorporator of the Corporation is:

              NAME                               ADDRESS
              ----                               -------

         David J. Cook                      1401 Walnut Street
                                            Suite 500
                                            Boulder, CO  80302


NINTH. Each share of the Corporation's Common Stock, $.001 par value issued at the time a Certificate of Amendment containing this amendment is filed with the Secretary of State of the State of Delaware shall be and hereby is automatically changed and reclassified without further action into one twenty-fifth (1/25) of a fully paid and nonassessable share, $.001 par value, of the Corporation's Common Stock, provided that no fractional shares shall be issued to any stockholder pursuant to such change and reclassification. The Corporation may issue to each stockholder who would otherwise be entitled to a fractional share as a result of such change and reclassification a number of shares rounded up to the next whole share.

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